Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
NEWS RELEASE	For additional information: Edward A. Merritt Treasurer and Vice President of Investor Relations (651) 787-1068

October 19, 2015

DELUXE ACQUIRES DATAMYX LLC
Acquisition Further Strengthens Financial Services Data Analytics Offerings

St. Paul, Minn. – Deluxe Corporation (NYSE: DLX) announced today that it has acquired 100 percent of privately-held Datamyx LLC (“Datamyx”), of Boca Raton, FL -- a leading provider of integrated information, technology and analytics. Datamyx serves customers in industries ranging from banking, credit unions and mortgage providers to alternative finance, insurance and others. Utilizing a proprietary technology platform, Datamyx’s marketing analytics solution helps grow customer’s revenue through strategic targeting, lead optimization, retention and cross-selling services. The seller in the transaction was Halyard Capital, a New York based private equity fund.

Deluxe paid approximately $160 million in cash for the acquisition, with the purchase price subject to customary post-closing adjustments. The purchase price was funded through an expansion of the existing credit facility which now provides total financing capacity of $525 million. After the acquisition, there was approximately $428 million outstanding on the expanded facility.

“We believe the acquisition of Datamyx creates a tremendous strategic opportunity for us as we continue to grow our marketing solutions and other services product offerings,” said Lee Schram, chief executive officer of Deluxe. “Datamyx’s expertise in transforming data into actionable marketing information provides valuable insight and helps customers grow their business. These added data analytics and modeling capabilities provide our Financial Services segment with another robust marketing offering for our customers.”

During the remainder of the fourth quarter of 2015, Datamyx is expected to contribute approximately $7 million in revenue and is expected to be approximately $0.06 dilutive to earnings per share, including approximately $0.02 per share for transactions costs. Excluding the transaction-related costs above, the adjusted loss is expected to be approximately $0.04 per share. For 2016, the acquisition is expected to generate positive operating cash flow and be slightly dilutive to earnings per share, after including acquisition related amortization expense. Deluxe management will provide additional comments regarding the acquisition and provide an update on the fourth quarter and full year 2015 outlook during the regularly scheduled third quarter earnings release call on October 22, 2015.

Datamyx LLC and Halyard Capital were represented by investment banking firm Petsky Prunier Securities, while Deluxe Corporation was represented by the investment banking firm Cherry Tree & Associates LLC.

About Deluxe Corporation
Deluxe Corp. is a growth engine for small businesses and financial institutions. Nearly 4.6 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention, profitability and financial technology solutions including receivables management and data analytics. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

About Datamyx LLC
Datamyx is a leading provider of integrated information, technology and analytics solutions derived from all three national credit bureaus. Through its proprietary, online platform, Intelidata Express, Datamyx provides marketers with actionable insights that help maximize their return on investment in customer acquisition, cross-sell and retention-based marketing campaigns.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web design, hosting, email marketing, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, financial technology solutions including receivables management and data analytics, risk management services, and other services; the failure of such products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2014.

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